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Exchange Commission.]

                                                                    EXHIBIT 10.2

EXCLUSIVE INDEPENDENT REPRESENTATIVE

This Agreement is entered into and made effective as of March 25, 1999, by and between Medical Science Systems, Inc., a Texas corporation with its Principal offices located at 100 N.E. Loop 410, Suite 820, San Antonio TX 78216-4749, United States ("MSS") and The Straumann Company, dba Straumann USA, a Delaware company with its principal offices located at 1601 Trapelo Road, Waltham, Massachusetts 02154.

A. MSS has rights to a certain genetic test for evaluating patients for predisposition to periodontal disease, hereinafter referred to as the "PST Test," which is the subject of U.S. Pat. 5,686,246 issued Nov. 11, 1997 and titled "Detecting Genetic Predisposition to Periodontal Disease." MSS desires to have the PST Test marketed and promoted in Territory.

B. Representative has expertise in the marketing and promotion of products in the dental market in Territory. Representative wishes to act as an independent representative of MSS for the marketing and promotion of the PST Test in Territory. The parties desire to define in this Agreement the terms and conditions upon which Representative will act as an independent representative of MSS.

NOW, THEREFORE, MSS and Representative agree as follows:

1. DEFINITIONS.

1.1 "Dental Provider" means dental specialists and general dentists.

1.2 "Intellectual Property Rights" means patent rights, copyright rights (including, but not limited to, rights in audiovisual works and Moral Rights), trade secret rights, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

1.3 "Launch Date" means the date agreed upon by the parties upon which Representative will begin the marketing of PST Tests and solicitation of orders for Sample Collection Materials (SCMs) in the United States, as set forth in Exhibit A.

1.4 "Marks" means those trademarks, tradenames, brand names, service marks, service names, and/or logos of MSS listed in Exhibit B hereto under which the PST Test may be marketed or promoted by Representative in accordance with
Section 8.4 (Trademarks). Exhibit B may be amended from time to time to add new Marks of MSS that Representative is permitted to use in connection with the marketing and promotion of the PST Test hereunder.

1.5 "MSS Products" means any product or service of MSS that Representative markets and promotes pursuant to this Agreement.

1.6 "Sample Collection Materials (SCMs)" means the packaging, clinical materials and accompanying instructions to be used to obtain a Sample from a Patient for delivery to a laboratory.

1.7 "Representative" means The Straumann Company dba Straumann, USA.
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1.8 "Sub-Representatives" means any sub-representative of Representative, approved by MSS in accordance with Section 2.2 (No Sub-Representatives Without Consent).

1.9 "PST Test" means the performing of the genetic analysis for evaluating patients for predisposition to periodontal disease and reporting of the result to the requesting Dental Provider.

1.10        "Territory" means the territories defined in Exhibit A.

2.          APPOINTMENT AS INDEPENDENT REPRESENTATIVE OF MSS.

2.1 Appointment. MSS hereby appoints Representative, and Representative hereby accepts such appointment, as an independent sales representative of MSS for the limited purposes of promoting and marketing the use of the PST Test, and soliciting orders for SCM's to Dental Providers, in the Territory. Representative's appointment as an independent sales representative of MSS shall be exclusive for all Dental Providers in the Territory during the initial term set pursuant to Section 11.1 and shall thereafter remain exclusive so long as Representative meets the minimum annual sales goals set pursuant to Section 3.7.

2.2 No Sub-Representatives Without Consent. Representative has no right and agrees not to appoint any Sub-Representatives or to delegate any of its duties hereunder without the advance written permission of MSS, which MSS may grant or deny at its sole discretion. In the event MSS provides such permission, any such Sub-Representative shall comply with all of Representative's duties and obligations hereunder. Representative shall be fully responsible for any actions of any Sub-Representative, including breach by such Sub-Representative of any of the obligations under this Agreement, to the same extent as if Representative itself had engaged in such actions or committed such breach.

2.3 Independent Contractor. Representative's relationship with MSS during the term of this Agreement will be that of an independent contractor. Representative will not have, and will not represent that it has, any authority to bind MSS, to assume or create any obligation, express or implied, to enter into any agreements, or to make any warranties or representations, on behalf of MSS or in MSS' name other than as expressly authorized herein. Nothing contained herein shall be deemed to create the relationship of franchiser/franchisee, partnership, or joint venture between the parties, and neither Representative nor its employees are, or shall act as, employees of MSS.

2.4 Solicitation Outside the Territory. Representative will not solicit customers outside the Territory.

3. REPRESENTATIVE'S OBLIGATIONS.

Representative will be responsible for carrying out the following activities at its own expense:
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3.1 Creation of Market Plan. Representative will create, with the participation of MSS, a detailed written market plan for promotion of the PST Test in the Territory.

3.2 Marketing Materials and Sales Tools. Representative will be responsible for the development of marketing materials and sales tools for promotion of the PST Test in the Territory. Representative will provide MSS with copies of all marketing materials and sales tools to review and approve prior to their use in the Territory. (MSS will review primarily for trademark, technical claims, etc.) MSS will not unreasonably withhold its approval and must provide a response within (5) working days of receipt of materials. MSS will make available to Representative marketing materials and sales tools developed to date for the U.S. market as well as draft copy of additional materials for use in the Territory. MSS will be responsible for the core images, indications and claims remaining consistent worldwide.

3.3 Attendance at Trade Shows. Representative will incorporate PST into all meetings, trade shows and exhibitions that it attends and that are relevant in the Territory. This includes making booth modifications, and incorporating PST into special offers, promotional, educational materials, sponsorships and other activities as are determined appropriate by the Representative.

3.4 Sales Efforts. Representative will use reasonable effort to (a) organize and incorporate the PST Test into its sales training program and; (b) diligently promote the PST Test and solicit orders for SCMs and follow-up to get and keep Dental Providers submitting tests in the Territory through its sales force.

3.5 Market Development Activities. Representative will incorporate the PST Test into appropriate market development activities in the Territory, including but not limited to continuing education and university programs, advertising, thought leaders and speaker programs, and marketing studies.

3.6 Shipping and Handling of Sample Collection Materials Kits to Dental Providers. Representative will be responsible for promptly shipping Sample Collection Materials to Dental Providers who have placed orders. Representative shall purchase Sample Collection Materials from MSS. Representative will be solely responsible for invoicing Dental Providers for SCMs, including shipping costs, at the agreed upon prices as set forth in Section 5, and for collection of invoices from such Dental Providers.

3.7 Annual Sales Goals and Minimums. Cumulative annual sales goals and annual minimum sales requirements to be met by Representative will be set on a yearly basis in accordance with the provisions of this Section. Representative will use its best efforts to meet the annual sales goals and minimums applicable for each annual period during the term of this Agreement.

(a) Sales Minimums. [**]

(b) Sales Goals. Sales goals will be set by mutual agreement, based on input from MSS and Representative, on an annual basis.

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3.8 Market Information. Representative will advise MSS promptly concerning any market information that may come to Representative's attention respecting MSS, the PST Test, MSS' market position, or the continued competitiveness of the PST Test, complaints, or claims by customers, or other persons about MSS or the PST Test. MSS will be solely responsible for the reporting of any complaints to the Food and Drug Administration (FDA). Representative will notify MSS in writing promptly of any opportunity for development or distribution within the Territory perceived by Representative, and MSS and Representative will discuss all such opportunities.

4. MSS' OBLIGATIONS.

MSS will be responsible for carrying out the following activities at its own expense:

4.1 Assistance with Creation of Market Plan. MSS will assist Representative with the creation of the detailed written market plan for promotion of the PST Test in the Territory.

4.2 Technical Support for Creation of Marketing Materials and Sales Tools. MSS will review and provide input on all marketing material and sales tools developed by Representative including draft copy. MSS will make available to Representative marketing materials and sales tools developed to date for the U.S. market as well as existing draft copy of additional materials for use in the Territory. MSS will be responsible for the core images, indications and claims remaining consistent worldwide.

4.3 Sales Training and Technical Support. MSS will provide sales training to Representative's sales force at an agreed to scheduled sales training meeting. MSS will provide ongoing technical support by having MSS personnel available by phone to answer sales force and Dental Provider questions. MSS will also send an MSS representative to support Representative's efforts at exhibits and trade shows including continuing educational programs if deemed desirable by the parties.

4.4 Ongoing PST Brand Support and Advertising in International Journals. At its sole discretion, MSS will advertise in international journals to support the PST Test Brand and its ongoing representatives in various markets. MSS will also produce a PST technical bulletin summarizing clinical research developments on a periodic basis, but no less often than semi-annually, which it will provide to all of its representatives worldwide.

4.5 Shipment of Sample Collection Materials to Representative. MSS will ship an initial order of [**] Sample Collection Materials to Representative to be shipped in [**] lots of [**] each 30 days apart. MSS will ship subsequent orders of Sample Collection Materials to Representative upon request for delivery by Representative. The minimum quantity for subsequent orders shall be [**]. MSS will charge Representative an agreed upon price set forth under Section 5.

4.6 Handling of Samples; Reporting Results of PST Tests. MSS will be solely responsible, either directly or through its reference laboratory, for processing PST Tests and reporting the results back to Dental Providers. MSS will provide the Dental Provider

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with information that will help him/her discuss the results with their patients
(e.g., current MSS patient brochure).

4.7 Invoicing and Collection to Dental Providers, Patients and Insurance. MSS will be solely responsible, either directly or through its reference laboratory, for invoicing Dental Provider, patient and/or insurance provider for PST Tests at the agreed upon prices as set forth in Section 5, and for collection of invoices from such parties.

4.8 Regulatory Approval of the PST Test. MSS has taken responsibility for all regulatory approval or government licenses required to market, promote, sell or use the PST Test in the Territory. If additional approvals or licenses become necessary MSS will take all actions necessary to secure such approvals and licenses, Representative will provide reasonable assistance to MSS.

4.9 Marks. MSS will have sole control of the trademarks, trade names, brand names, service marks and/or service names under which the PST Test is marketed and promoted.

5. PRICING.

5.1 Pricing of the PST Test. The initial price for PST Test for Dental Providers in the US has been [**] excluding promotional offers. Any change to the PST test price will be jointly agreed to by Representative and MSS. MSS will discuss any anticipated increases or decreases of these prices with Representative. The Representative and MSS shall negotiate in good faith to reach an agreement on the price of the PST Test. Subject to the foregoing, MSS reserves the right, from time to time at its discretion and upon at least three (3) months advance written notice to Representative, to make reasonable adjustments to its prices and to any other matters relating to the sale of PST Tests.

5.2 Pricing of the Sample Collection Material Kits to Representative. The initial price for Sample Collection Materials Kits charged by MSS to Representative shall be [**] per Kit except that [**]. Any change to the Sample Collection Materials Kits price will be jointly agreed to by Representative and MSS. MSS and the Representative will discuss any anticipated increases or decreases of these prices provided that MSS shall have the ultimate authority and responsibility for setting and adjusting such price to the Representative. Subject to the foregoing, MSS reserves the right, from time to time and upon at least three (3) months advance written notice to Representative, to make reasonable proposals for adjustments to its prices and to any other matters relating to the sale of Sample Collection Materials Kits. The Representative will not unreasonably withhold its approval for these changes. Representative will have the option of procuring the Sample Collection Materials Kits from alternative sources. MSS will make a good faith effort to assist Representative in developing an alternative source. MSS has final approval for the Sample Collection Materials Kits from an alternative source and MSS will not unreasonably withhold its approval.

5.3 Pricing of the Sample Collection Materials Kits by Representative. The initial price for Sample Collection Materials Kits charged by Representative to the Dental Provider shall be determined by the Representative, but will be no greater than [**] per kit

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without notifying MSS. The Representative shall have the ultimate authority and responsibility for setting and adjusting such price to the customer.

6. REPRESENTATIVE COMMISSIONS.

In consideration of the services of Representative under this Agreement, MSS will pay Representative commissions as set forth below:

6.1 Criteria for Commissions. Representative is eligible to receive commissions only with respect to PST Tests that were submitted by Dental Providers in the Territory. In no case will commissions be paid on orders by Dental Providers from whom Representative is not authorized to solicit orders.

6.2 Commission Basis. As to orders meeting the criteria of Section 6.1, MSS will pay Representative commissions in accordance with the following and Exhibit C attached.

(a) "Commission Basis" is defined as the amount invoiced by MSS for PST Tests submitted by Dental Providers in the Territory, except as set forth in subsection (b) below. Commission Basis will not include any amounts charged for SCMs or any associated with separately itemized incidental charges, such as shipping and handling of SCMs or Samples or prepaid revenue from Dental Providers (revenue invoiced and received from a Dental Provider for a PST Test which has not yet been submitted) as of the day before the Launch Date.

(b) "Excluded Dental Provider PST Tests" [**]. In the event that any such Institution, including those listed in Exhibit D, agrees to cover the cost of, or to mandate the use of PST Tests for patients under its care or covered by its policy, then MSS and Representative will negotiate in good faith to determine whether Representative shall be entitled to a commission schedule, and to determine the rate of such commission, with respect to revenue generated from sales to such Institutions or reimbursed by such Institutions. The determination will be based on the business arrangement agreed to with the Institution, price per PST Test to be received by MSS and whether Representative would be supporting the use by the Dental Providers covered by the Institution.

(c) Commission payable by MSS to Representative = Applicable Commission Rate x Commission Basis

6.3 Procedure For and Timing of Payment. On a monthly basis, MSS will provide a report listing all Dental Providers who have submitted test samples and the date that an invoice was prepared. MSS will pay Representative a commission based on PST Tests submitted by the Dental Provider and invoiced to the patient's insurance and/or directly to the patient. The commission rate will vary with volume, as described in Exhibit C. Payments will be issued by MSS within ninety
(90) days after the close of each month and will be paid in US dollars.

6.4 Right to Audit. Upon at least ten (10) working days prior notice to MSS, Representative, and its certified public accountants and other auditors shall have the right to access, audit and copy, during normal business hours and no more than once per calendar year, those books and records of MSS pertaining to activities under this Agreement solely for the purpose of verifying the correctness of payments made by MSS hereunder. Such audit shall be at Representative's own expense, except in the event that such audit reveals an underpayment by MSS of five percent (5%) or more in any given month, MSS shall reimburse Representative for the reasonable cost of such audit. Representative and its certified public accountants and other auditors shall keep all such books and records, the information contained therein, and copies thereof, confidential and shall not disclose any of the foregoing to any third party or use any of the foregoing for any purpose other than to verify the correctness of commission payments made by MSS hereunder. Prompt adjustment shall be made by MSS to compensate for any errors or omissions disclosed by any such audit.

7. CONFIDENTIALITY.

7.1 "Confidential Information" means (a) the design, technology and know-how of the PST Test or of any other service or product of MSS, except insofar as disclosed by normal use of the product; (b) non-public information concerning MSS' financing, financial status, research and development, proposed new services or products, marketing plans and pricing, unless and until publicly announced; and (c) any information designated by MSS as confidential or proprietary in writing. "Confidential Information" will not include information that:

(a) is in or enters the public domain without breach of this Agreement;

(b) MSS customarily provides to others without restriction on disclosure;

(c) Representative rightfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation;

(d) Representative develops independently without access to Confidential Information, which Representative can prove with written evidence;

(e) any information that a party is required to disclose in connection with any legal proceeding.

7.2 Obligations. Representative agrees:

(a) that it will not disclose to any third party or use, other than as expressly permitted hereunder, any Confidential Information of MSS;

(b) that it will not disclose to any third party other than its attorneys, accountants and other professional advisors the terms of this Agreement, except as may be necessary to enforce this Agreement; and

(c) that it will take all reasonable measures to maintain the confidentiality and to prevent the unauthorized use of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

7.3 Injunctive Relief. Representative acknowledges that unauthorized use or disclosure of the Confidential Information would cause substantial harm to MSS that could not be remedied by the payment of damages alone. Accordingly, Representative agrees that MSS will be entitled to preliminary and permanent injunctive relief and other equitable relief for any breach of this Section 7.

8. PROPRIETARY RIGHTS.

8.1 MSS' Ownership. MSS is and will remain the sole and exclusive owner of all intellectual property rights in the PST Test and the Marks.

8.2 Representative's Duties. Representative will use its reasonable efforts to protect MSS' Intellectual Property Rights in the PST Test and will report promptly to MSS any infringement of such rights of which Representative becomes aware.

8.3 Third Party Infringement. MSS reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights in the PST Test.

8.4 Trademarks. Subject to the terms and conditions of this Agreement, MSS grants Representative a non-exclusive, non-transferable license for the term of this Agreement to use in Representative's marketing of the PST Test only those Marks listed in Exhibit B, provided that such use is in accordance with MSS' trademark usage guidelines then in effect. Such use must reference such Marks as being owned by MSS. Nothing in this Agreement grants Representative ownership or any rights in or to use any Marks, except in accordance with this license. The rights granted to Representative in this license will terminate upon any termination or expiration of this Agreement. Upon such termination or expiration, Representative will no longer make any use of any Marks. Representative has paid no consideration for the use of the Marks and Representative agrees that it will not at any time (i) claim any interest in any of the Marks; (ii) register, seek to register, or cause to be registered any of the Marks, other than in MSS' name and at MSS' specific request; or (iii) adopt and use any trademark, tradename, brand name, service mark, service name, and/or logo that might be confusingly similar to the Marks. Representative will assist MSS, if requested and at MSS' expense, to register the Marks in MSS' name in the Territory.

9. INDEMNITIES.

9.1 Distribution Indemnity. Subject to the limitations set forth in Section 10 (Limitation of Liability), Representative agrees to defend (or settle) and indemnify MSS against any third party claims against MSS for loss, damage, liability, or expense (including but not limited to reasonable attorneys' fees) arising out of the gross negligence or willful misconduct of Representative or any Sub-Representatives in connection with the promotion or marketing of the PST Test under this Agreement.

9.2 Products Liability Indemnity. Subject to the limitations set forth in
Section 10 (Limitation of Liability), MSS agrees to defend (or settle) and indemnify Representative against any third party claims against Representative for loss, damage, liability or expense (including but not limited to reasonable attorneys' fees) arising out of any defect or alleged defect in the Sample Collection Materials or the processing of PST Tests. MSS will provide Representative with a copy of the products liability insurance policy and notice to the insurance carrier adding Representative to the parties to be notified of any changes and/or cancellations to the policy prior to the Launch Date. Representative will propose any changes deemed necessary to the coverage and MSS will implement all reasonable changes. Representative will provide MSS with a copy of its products liability insurance policy and will add MSS as a recipient of notices of changes and/or cancellations of the policy.

9.3 Infringement Indemnity.

(a) Duty to Indemnify and Defend.

(i) Subject to the limitations set forth in Section 10 (Limitation of Liability), MSS will defend (or settle) and indemnify Representative against any third party claims against Representative to the extent that it is based on a claim that the use of the Marks or of the PST Test as delivered under this Agreement infringes any copyright, misappropriates any trade secret, or infringes any patent.

(ii) Subject to the limitations set forth in Section 10 (Limitation of Liability), MSS will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees) awarded against Representative in any such action or proceeding to the extent attributable to any such claim.

(iii) MSS will have no obligation under this Section as to any action, proceeding, or claim unless: (A) MSS is notified of it promptly; (B) MSS has control of its defense and settlement; and (C) Representative provides MSS with reasonable assistance at the cost and expense of MSS in its defense and settlement.

(b) Sole Remedy. THE FOREGOING ARE MSS' SOLE AND EXCLUSIVE OBLIGATIONS, AND REPRESENTATIVE'S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

(c) Exclusions. MSS will have no obligations under this Section 9.3 with respect to infringement or misappropriation to the extent arising from (i) modifications by Representative to the PST Test that were not authorized by MSS or (ii) the use of the PST Test in combination with products or processes not approved of or provided by MSS.

10. LIMITATIONS OF LIABILITY.

10.1 Failure of Essential Purpose. The parties have agreed that the limitations and exclusions of liability specified in this Section 10 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

10.2 Basis of the Bargain. Representative acknowledges that MSS has set its prices and entered into this Agreement in reliance upon the limitations of liability and the

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disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties.

11. TERM AND TERMINATION.

11.1 Term. The term of this Agreement will begin on the Launch Date and will continue for a period of [**], counted from the Launch Date unless it is terminated earlier in accordance with the provisions hereof. [**]

11.2 Events of Termination for Cause. Either party will have the right to terminate this Agreement if:

(a) the other party breaches any material term or condition of this Agreement and fails to cure such breach within sixty (60) days after written notice;

(b) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or

(c) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

11.3 Rights to Negotiate a License. In the event a condition described in
Section 11.2 (b) or (c) above occurs against MSS, or in the event is deemed to have breached this agreement pursuant to Section 11.2 (a) above, as determine under procedures set forth in Section 13, Representative will have the following options: For a period of ninety days (90) from the event listed in Section 11.2
(b) or (c), or the final arbitration ruling under Section 11.2 (a): (1) Representative may terminate this Agreement as set forth in Section 11.2; or (2) Representative and MSS will negotiate in good faith to enter into an exclusive license agreement in the Territory to:

(a) assist and enable Representative to continue business in the Territory on a basis comparable to that which existed prior to the breach.

(b) grant Representative a license for exclusive rights to MSS' intellectual properties pertaining to the PST Test.

(c) provide Representative with all specifications and vendor information for all materials used in the Sample Collection Materials Kit and the PST Test and to inform vendors of Representative's right to purchase any proprietary material.

(d) provide Representative with a list of all laboratories that have performed the PST Test in the Territory.

(e) provide Representative with current customer account information for processed PST Tests and introduce Representative to the organization managing the collection process in the Territory.

(f) to establish a royalty agreement to be paid by Representative to MSS for all PST Tests processed in the Territory.

11.4 Termination by MSS for Failure to Meet Minimum Sales. Effective at any time after the first two (2) years after the Launch Date, MSS may terminate this Agreement upon six (6) months written notice to Representative in the event that Representative fails to meet the preceding year's annual minimum sales requirement set pursuant to Section 3.7 (Annual Sales Goals and Minimums), unless during such six (6) month period Representative cures such failure by reaching a level of sales that makes up the previous year's deficit to the minimum, and is on track to meet the current year's minimum.

11.5 Commission Rights on Termination. Upon termination of this Agreement, Representative will be entitled to commissions on PST Tests that satisfy the requirements of this Agreement only if samples are received by MSS within (90) days of the effective date of termination.

11.6 Effect of Termination. Upon termination or expiration of this Agreement:
(a) Representative will immediately return to MSS all copies of Confidential Information in its possession or control, and an officer of Representative will certify to MSS in writing that Representative has done so; (b) Representative will immediately cease to use any and all of the Marks; (c) Representative will immediately return all marketing material provided to Representative by MSS; (d) Representative and MSS will reconcile commissions paid pursuant to Section 6 (Representative's Commission) and (e) Representative will return all SCM Kit inventory to MSS for full refund.

11.7 No Damages for Termination. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. REPRESENTATIVE WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF THE TERRITORY OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. Without limiting the generality of the preceding sentence, neither party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either party or for any other reason whatsoever based upon or growing out of such termination or expiration.

11.8 Nonexclusive Remedy. Except as otherwise provided in this Agreement, the exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

11.9 Survival. The rights and obligations of the parties contained in Sections 7 (Confidentiality), 8 (Proprietary Rights), 9 (Indemnities), 10 (Limitations of Liability), and 11.6 (Effect of Termination) will survive the termination or expiration of this Agreement.
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12. COMPLIANCE WITH LAW.

12.1 General Compliance. Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

13. ARBITRATION.

13.1 Agreement to Submit. Except as provided below, the parties agree to submit disputes between them, or their respective successors and assigns, relating to this Agreement and its formation, breach, performance, interpretation and application (collectively, the "Disputes" and individually, a "Dispute").

13.2 Procedure. Arbitration will be in San Antonio, Texas. Except as provided below, all Disputes will be submitted to and settled by arbitration in accordance with the provisions of the Federal Arbitration Act, 9 U.S.C. ss.ss.1-15, as amended. The terms of the commercial arbitration rules of the American Arbitration Association (The "AAA") shall apply except to the extent they conflict with the provisions of this Section 13. The arbitration shall be conducted by a single independent arbitrator. The parties shall endeavor to select an independent arbitrator by mutual agreement. If such agreement cannot be reached within 30- calendar days after a Dispute has arisen, the selection of the arbitrator(s) shall be made in accordance with Rule 13 of the Rules as presently in effect. The arbitrator shall be a member of a state bar engaged in the practice of law in the United States or a retired member of a state or the Federal judiciary in the United States. The award of the arbitrator shall be based on the evidence admitted and the substantive law of the State of Texas and shall contain an award for each issue and counter claim. The award shall be made 30 days following the close of the final hearing and the filing of any post-hearing briefs authorized by the arbitrator. The award of the arbitrator shall be final and binding on the parties hereto. Each party shall be entitled to inspect and obtain a copy of non-privileged relevant documents in the possession or control of the other party. All such discovery shall be in accordance with procedures approved by the arbitrator. Unless otherwise provided in the award, each party shall bear its own costs of discovery. Each party shall be entitled to take five (5) depositions. Each party shall be entitled to submit one set of interrogatories which require no more than 30 answers. All discovery shall be expedited, consistent with the nature and complexity of the claim or dispute and consistent with fairness and justice. The arbitrator shall have the power to compel any party to comply with discovery requests of the other parties and to issue binding orders relating to any discovery dispute which shall be enforceable in the same manner as awards. The arbitrator also shall have the power to impose sanctions for abuse or frustration of the arbitration process including, without limitation, the refusal to comply with orders of the arbitrator relating to discovery and compliance with subpoenas. The arbitrator may require the non-prevailing party to pay the prevailing party's attorneys' fees and costs incurred in connection with the arbitration. It is further agreed that any of the parties hereto may petition the United States District Court for the Western District of Texas, San Antonio Division, for a judgement to be entered upon any award entered through such arbitration proceedings.

13.3 Evidence. Each party agrees to supply to the arbitrator in accordance with a timetable to be established by the arbitrator such materials as the arbitrator may reasonably require in order to render a decision. Each party shall supply to the other party hereto copies of any and all materials which are supplied to the arbitrator concurrently with delivery of such materials to the arbitrator. In addition, each party shall supply to the other party at least ten (10) business days prior to the commencement of any hearing in the arbitration copies of any and all documents which such party intends to introduce or upon which such party intends to rely in connection with such hearing, as well as a list of any and all witnesses whose testimony such party intends to introduce in connection with such hearing. Additional documents or witnesses may be introduced only if the arbitrator determines that good cause has been shown. Each party shall also have the right to submit written briefs to the arbitrator in accordance with a timetable to be established by the arbitrator. All testimony of witnesses at any arbitration proceeding held pursuant to these provisions shall be taken under oath. To the extent either party maintains in good faith that any documents submitted or testimony introduced in connection with such arbitration contain confidential information or trade secrets, the parties shall negotiate in good faith in an effort to reach agreement regarding terms and conditions for keeping such materials and testimony confidential. If the parties are unable to agree upon such terms, the arbitrator shall have the right to impose appropriate restrictions to maintain the confidentiality of any confidential information or trade secrets in connection with the arbitration.

13.4 Burden of Proof. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding in the federal district courts of the State of Texas.

13.5 Payment of Costs. Each party hereby agrees to pay one-half of the compensation to be paid to the arbitrator in any arbitration under this Section 13 and one-half of the costs of transcripts and other expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration proceeding as determined by the arbitrator shall be entitled to an award of its direct costs and reasonable expenses of attorneys, accountants and other professionals incurred in connection with the proceeding (but not including reimbursement of the compensation paid by such party to the arbitrator), to be paid by the losing party. In the event of a dispute as to whether a party qualifies as a prevailing party under this Section 13.6, the arbitrator shall resolve such dispute and may apportion such costs, fees and expenses between the parties as the arbitrator deems just and equitable.

13.6 Attorneys' Fees in Related Actions. In the event of any legal action relating to the arbitration, including any action to stay the arbitration, to vacate, modify or correct any award or otherwise, the prevailing party in the action as determined by the court will be entitled to recover from the other its court costs and reasonable fees and expenses of attorneys, accountants and other professionals incurred in connection with the action, including such costs, fees and expenses upon appeal.

13.7 Exceptions. Neither party will be required to arbitrate any dispute relating to actual or threatened: (a) unauthorized disclosure of Confidential Information or (b) violation of MSS' Intellectual Property Rights. Either party will be entitled to have injunctive, preliminary or other equitable relief, in addition to damages, including reasonable attorneys' fees and costs, to remedy any actual or threatened violation of its rights with respect to which arbitration is not required hereunder.

14. GENERAL.

14.1 Assignment. This Agreement will bind and inure to the benefit of each party's permitted successors and assigns. Neither party may assign this Agreement, in whole or in part, without the written consent of the other. Any attempt to assign this Agreement without such consent will be null and void.

14.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, U.S.A.

14.3 Severability. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

14.4 Force Majeure. Except for payments due under this Agreement, neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "Force Majeure"), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure. In the event a Force Majeure lasts for more than sixty (60) days, the parties shall discuss how best to overcome the Force Majeure. In the event a Force Majeure lasts for more than one-hundred-and-twenty (120) days, either party may terminate this Agreement with immediate effect.

14.5 Notices. Each notice required or permitted to be sent under this Agreement shall be given by telecopier transmission or by certified mail (return receipt requested) or recognized commercial overnight courier to MSS and to Representative at the addresses and telecopier numbers indicated below. Either party may change its address and/or telecopier number for purposes of this Agreement by giving the other party prior written notice of its new address and/or telecopier number to be confirmed by telephone conversation with the recipient.

 MSS

 Paul J. White,President,100 N.E. Loop 410, Suite 820,San Antonio, TX 78216

 Phone:  210-349-6400                Fax:  210-384-3356

 Representative

 William J. Ryan, President, 1601 Trapelo Road Waltham, MA 02154

 Phone:  781-890-0001                Fax:  781-890-6464

14.6 Waiver. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

14.7 Entire Agreement. This Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

14.8 Press Release. The parties agree to issue a mutually agreeable joint press release with respect to this Agreement. Each party agrees that it will not issue a press release with respect to this Agreement until such joint press release has first been issued.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly-authorized representatives set forth below as of the Effective Date.

MEDICAL SCIENCE SYSTEMS, INC.                   STRAUMANN, USA

By:                                             By:

Printed Name: Paul J. White                     Printed Name: William J. Ryan

Title: President                                Title: President

Date of Signature:                              Date of Signature:

Facsimile: 210-384-3356                         Facsimile: 781-890-6464

[Confidential treatment has been requested for portions of this page. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the Securities and Exchange Commission.]

EXHIBIT A

Territory:

Dental Providers located in the United States of America and Puerto Rico

Launch Date: April 9, 1999

EXHIBIT B

Marks

Mark Serial Number (if registration secured or applied for)PST75/177259 (United States)

EXHIBIT C

Commission Rates

MSS shall pay Straumann a commission [**]

EXHIBIT D

[**]

EXHIBIT E

[**]